Exhibit 99.1

[US LEC LOGO]

Press Release

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Jennifer Sharpe	James Stawski
704-319-1135	704-319-1189
jsharpe@uslec.com	jstawski@uslec.com

US LEC ACHIEVES $78.3 MILLION IN REVENUE AND $10.3 MILLION EBITDA

REVENUE GROWS BY NEARLY $20 MILLION AND EBITDA GROWS BY OVER $8 MILLION YEAR OVER YEAR

August 5, 2003 – Charlotte, N.C. – US LEC Corp. (Nasdaq: CLEC), a super-regional telecommunications carrier providing integrated voice, data and Internet services to businesses, today announced strong results for the second quarter and six months ending June 30, 2003. The second quarter was highlighted by:

•	Growing net revenue to $78.3 million – up over 7% sequentially and 33% year over year

•	Increasing EBITDA to $10.3 million – up 20% sequentially and 400% year over year

•	The second consecutive quarter of positive cash flow – increasing cash by almost $7.0 million compared to the first quarter of 2003 and by over $10 million since year-end 2002

•	Growing end-customer revenue to $51.2 million, representing 65% of total net revenue – up 8% sequentially and 45% year over year

•	Achieving the 12,000 customer and 5,000 data customer milestones

•	Introducing the ADVANTAGE Power T – a new suite of customizable and integrated voice, data and Internet products

•	Introducing Multi-Link Frame Relay service that gives US LEC a competitive advantage in meeting Internet and Frame Relay speeds between 1.5 and 12.0 megabits

•	Returning to the Nasdaq National Market in April after voluntarily moving to the Nasdaq SmallCap Market for six months

•	Continuing to attract top industry talent by adding industry sales veterans to four key markets – Atlanta, Philadelphia, New Orleans and Tampa as part of the Company’s overall growth plan

•	Expanding its Board of Directors to eight members by adding Michael C. Mac Donald – president of the North American Solutions Group for Xerox Corporation (NYSE:XRX)

Net revenues for the quarter ended June 30, 2003, increased 33% to $78.3 million, compared with $58.8 million for the quarter ended June 30, 2002, and 7% sequentially compared to $73.1 million reported in the first quarter of 2003. For the three months ended June 30, 2003, end-customer revenue increased to $51.2 million from $35.2 million in the same period of 2002. The Company reported a net loss attributable to shareholders of ($7.9) million, or ($0.29) per share, on 26.9 million average shares outstanding for the quarter ended June 30, 2003, compared with net loss attributable to shareholders of ($24.0) million, or ($0.91) per share, on 26.4 million average shares outstanding for the quarter ended June 30, 2002. EBITDA for the second quarter was $10.3 million, compared to EBITDA of $2.1 million in the second quarter of 2002, excluding the provision for

US LEC Announces Second Quarter 2003 Results

August 5, 2003

doubtful accounts of $9.5 million related to WorldCom’s bankruptcy filing, and positive EBITDA of $8.6 million in the first quarter of 2003.

Net revenues for the six months ended June 30, 2003 totaled $151.4 million, compared with $112.7 million for the six months ended June 30, 2002. For the six months ended June 30, 2003, end-customer revenue increased to $98.7 million from $66.4 million in the same period of 2002. The net loss attributable to common shareholders was $16.3 million, or ($0.61) per share on 26.9 million weighted average shares outstanding for the six months ended June 30, 2003, compared with net loss attributable to common shareholders of $39.1 million, or ($1.48) per share on 26.4 million weighted average shares outstanding for the six months ended June 30, 2002. EBITDA for the six months ended June 30, 2003, was $18.9 million compared with $2.8 million in the first six months of 2002, excluding the provision for doubtful accounts of $9.5 million related to WorldCom’s bankruptcy filing in the second quarter of 2002.

Commenting on the Company’s second quarter 2003 results, Aaron D. Cowell, US LEC’s president and chief executive officer said, “US LEC achieved another strong quarter of operational and financial growth. Not only did we experience solid customer growth during the quarter, reaching over 12,300 total customers, but we also maintained our traditionally low customer attrition rate of approximately 1% per quarter. Customer growth also drove 8% sequential growth in total active channels, including 13% sequential growth in data channels. In addition, we more than doubled the number of US LEC’s data customers between June 2002 and June 2003 and data revenue in the second quarter of 2003 reached $10.8 million. We expect that new products such as Multi-Link Frame Relay and our recently announced ADVANTAGE Power T bundled services product line will allow US LEC to continue to gain even greater market share in the more than 75 markets that we compete in. The US LEC team continued to increase productivity by improving end customer revenue per employee by more than 40% over the second quarter of 2002 while continuing to maintain vigilance over our expenses.”

Michael K. Robinson, executive vice president and chief financial officer of US LEC added, “US LEC has continued to perform very well even in a difficult economic environment and we believe we are strategically positioned to continue our solid growth. Total net revenue increased to $78.3 million, end-customer revenue grew by 45% in the second quarter of 2003 to $51.2 million and EBITDA improved by 20% sequentially to $10.3 million. US LEC’s EBITDA margin is now 13% as compared to 3% in the second quarter of 2002, excluding the second quarter 2002 provision for doubtful accounts of $9.5 million related to WorldCom’s bankruptcy filing. In addition, the Company’s balance sheet improved in the quarter as evidenced by a $6.9 million increase in cash through continued focus on revenue growth, cost control and working capital improvements. Clearly, the US LEC team has maintained its focus on our business plan and we believe more than ever that our future is very bright.”

Conference Call Information

US LEC Corp. will hold a conference call to discuss this press release on August 5, 2003, at 11:00 a.m. EST. A live broadcast of the conference call will be available online at www.uslec.com, and www.companyboardroom.com. To listen to the live call, visit either web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a telephone replay will be available shortly after the call through the close of business on August 8, 2003 and replay via webcast will be available through September 5, 2003.

US LEC Announces Second Quarter 2003 Results

August 5, 2003

About US LEC

Based in Charlotte, NC, US LEC is an integrated telecommunications carrier providing voice, data and Internet services to over 12,000 mid-to-large-sized business customers throughout the southeastern and mid-Atlantic United States. The US LEC network of 26 digital switching centers consists of Lucent 5ESS® AnyMedia™ digital switches, Lucent CBX500 ATM data switches and Juniper M20™ Internet Gateway routers. The US LEC local service area includes Alabama, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia and the District of Columbia. US LEC also offers selected voice services in Arkansas, California, Connecticut, Indiana, Massachusetts, Montana, Nevada, Ohio, Texas and Wisconsin, in addition to data services in these states and others. For more information about US LEC, visit www.uslec.com.

Except for the historical information contained herein, this report contains forward-looking statements, subject to uncertainties and risks, including the demand for US LEC’s services, the ability of the Company to introduce additional products, the ability of the Company to successfully attract and retain personnel, competition in existing and potential additional markets, uncertainties regarding its dealings with ILECs and other telecommunications carriers and facilities providers, regulatory uncertainties, the possibility of adverse decisions related to reciprocal compensation and access charges owing to the Company, as well as the Company’s ability to begin operations in additional markets. These and other applicable risks are summarized in the “Forward-Looking Statements and Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the period ended December 31, 2002, and in subsequent reports, which are on file with the Securities and Exchange Commission. In addition, reference may be made to non-GAAP terms such as “EBITDA”, “gross margin” and “positive-” or “free cash flow”.

US LEC is a registered service mark of US LEC Corp. US LEC and Design (R) is a registered service mark and trademark of US LEC Corp.

US LEC Announces Second Quarter 2003 Results

August 5, 2003

US LEC Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Revenue, Net	$78,298	$58,801	$151,406	$112,739
Network Expenses (excluding depreciation and amortization shown below)	36,736	28,851	71,678	56,134
Depreciation and Amortization	12,365	11,068	23,806	21,622
Selling, General and Administrative Expenses	31,263	37,396	60,870	63,323

Loss from Operations	(2,066)	(18,514)	(4,948)	(28,340)
Interest Income (Expense), Net	(2,076)	(1,946)	(3,992)	(3,847)

Net Loss	(4,142)	(20,460)	(8,940)	(32,187)

Preferred Stock Dividends	(3,580)	(3,373)	(7,108)	(6,697)
Preferred Stock Accretion of Issuance Costs	(137)	(129)	(272)	(256)

Net Loss Attributable to Common Stockholders	$(7,859)	$(23,962)	$(16,320)	$(39,140)

Net Loss Attributable to Common Stockholders Per Common Share
Basic and Diluted	$(0.29)	$(0.91)	$(0.61)	$(1.48)

Weighted Average Number of Shares Outstanding
Basic and Diluted	26,933	26,392	26,914	26,390

EBITDA consists of earnings (loss) before interest income and expense, income taxes, depreciation and amortization. EBITDA as used by the Company may be different than similarly used measures by other companies and is not a measure of financial performance under GAAP. Management believes EBITDA is a useful measure of the Company’s liquidity and is used by investors and analysts to evaluate companies in our industry. EBITDA is reconciled to net cash provided by (used in) operating activities as follows:

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Loss from Operations	$(2,066)	$(18,514)	$(4,948)	$(28,340)
Depreciation and Amortization	12,365	11,068	23,806	21,622

EBITDA	10,299	(7,446)	18,858	(6,718)
Other Changes in working capital	5,897	5,011	12,470	1,961
Net interest expense	(2,076)	(1,946)	(3,992)	(3,847)
Miscellaneous other	(153)	446	(114)	879

Net cash provided by (used in) operating activities	$13,967	$(3,935)	$27,222	$(7,725)

US LEC Announces Second Quarter 2003 Results

August 5, 2003

US LEC Corp. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands, Except Per Share Data)

(Unaudited)

	June 30, 2003	December 31, 2002
Assets
Cash and cash equivalents	$35,999	$25,715
Restricted cash	561	1,080
Accounts receivable, net	44,741	57,989
Property and equipment, net	166,666	178,810
Deferred income taxes	876	2,805
Other assets	23,649	18,915

Total Assets	$272,492	$285,314

Liabilities and Stockholders’ Deficiency
Accounts payable	$19,157	$18,089
Deferred revenue	8,907	8,048
Accrued network costs	20,713	26,952
Accrued expenses	22,530	22,522
Deferred income taxes	876	2,805
Long-term debt	131,724	130,617

Total Liabilities	203,907	209,033

Series A Redeemable Convertible Preferred Stock	237,652	230,272
STOCKHOLDERS’ DEFICIENCY
Common Stock—Class A	272	269
Additional paid-in capital	79,767	78,526
Accumulated Deficit	(249,106)	(232,786)

Total Stockholders’ Deficiency	(169,067)	(153,991)

Total Liabilities, Convertible Preferred Stock and Stockholders’ Deficiency	$272,492	$285,314

US LEC Announces Second Quarter 2003 Results

August 5, 2003

US LEC Corp. and Subsidiaries

Quarterly Statistical Highlights

(Unaudited)

Statistical Data:	June 30, 2003	March 31, 2003	Dec. 31, 2002	Sept. 30, 2002	June 30, 2002
Switching centers in service	26	26	26	26	26
Number of customers	12,345	10,988	10,290	9,394	8,434
Number of data customers	5,490	4,810	4,139	3,572	2,712
Number of employees	941	913	911	928	908
Number of sales and sales support employees	386	371	367	390	383
Revenue (in 000s)
Total Net Revenue	$78,298	$73,108	$73,733[1]	$63,892	$58,801
End-customer[2]	$51,190	$47,552	$43,520	$39,027	$35,207
Data	$10,820	$9,858	$8,213	$6,404	$5,311

Active Channels[3]:	June 30, 2003	March 31, 2003	Dec. 31, 2002	Sept. 30, 2002	June 30, 2002
Voice	314,194	292,902	278,986	259,148	233,314
Data	107,704	95,338	82,559	64,644	51,012
ISP	19,342	20,826	22,516	23,791	27,392

Totals:	441,240	409,066	384,061	347,583	311,718

[1]	Includes the subsequent event of $3.6 million additional revenue recorded for the quarter
[2]	Includes local, long distance and data revenue from end-customers
[3]	For a detailed explanation of these terms, please visit the network description section of the Company’s web site at www.uslec.com

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